Exhibit 10.11

EMPLOYMENT AND NON-COMPETITION AGREEMENT

BETWEEN

DAVID W. DOCKHORN

AND

PHARMACEUTICAL RESEARCH ASSOCIATES, INC.

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of March 1, 2009 (the “Effective Date”), between Pharmaceutical Research Associates, Inc., a Virginia corporation (“Company” or “Employer”), having its principal office in the State of North Carolina, which is a wholly-owned subsidiary of PRA international, a Delaware corporation, and David W. Dockhorn (“you” or “Employee”).

The parties agree as follows:

1.                                      Position. The Company will employ you in the position of Executive Vice President, with appropriate title, rank, status and responsibilities as determined from time to time by the Company’s CEO or the CEO’s designee.

2.                                      Employment Period.

(a)                                 The term of your employment under this Agreement will begin on the Effective Date and will expire on the second anniversary of the Effective Date, unless it is terminated earlier pursuant to Section 7. Beginning on the second anniversary of the Effective Date and on each anniversary thereafter, this Agreement will automatically renew for successive one-year terms, unless either party provides written notice of non-renewal at least ninety (90) days prior to the end of the current term.

(b)                                 The period during which you are employed under the terms of this Agreement is the “Employment Period.”

3.                                      Duties. The CEO, or the CEO’s designee, will determine your specific duties, consistent with your executive position, and the means and manner by which you will perform those duties.

(a)                                 You agree to use your best efforts in support of the Company’s business and to devote your full time, skill, attention and energies to the Company’s business. During the Employment Period you may not engage in any other business activity which is competitive with the Company’s business or which may (i) interfere with your ability to discharge your responsibilities; or (ii) detract from the Company’s business or its goodwill and reputation. Without limiting the generality of the foregoing, you may not:

(i)                                     work on either a part-time or independent contracting basis for any other company, business or enterprise without the prior written consent of the CEO; or

(ii)                                  serve on the board of directors or comparable governing body of any other material business, civic or community corporation or similar entity without the prior written consent of the CEO (excluding those positions you hold and boards of directors on which you serve as of the date of this Agreement, if any, as listed on Exhibit A).

(b)                                 You agree to impart your skill and knowledge relating to the Company’s business to individuals designated by the Company, and to train such individuals in the aspects of the business with which you are familiar. In addition, at the Company’s request and without additional compensation, you will record and document your knowledge relating to the Company’s business.

4.                                      Compensation. For all services rendered by you under this Agreement, and in consideration of your agreements and undertaking in this Agreement (including, without limitation, those contained in Sections 9 and 10), and, subject to Sections 7 and 8, during the Employment Period, the Company will provide you with the following:

(a)                                 Base Salary. The Company will pay you a base salary of Three Hundred Twenty Thousand Eight Hundred Dollars (US) ($320,800.00) per year, paid in equal bi-monthly installments, less tax withholding and other applicable payroll deductions.

(b)                                 Bonus. You will participate in the PRA Management Incentive Plan (“Bonus Plan”) approved by the Board of Directors (the “Board”). Your eligibility for bonus payments under the Bonus Plan shall be governed by the terms of the Bonus Plan (incorporated into this Agreement by reference). Any bonus payments must be approved by the Compensation Committee of the Board in advance of payment. For 2009, your target annual bonus under the Bonus Plan will be One Hundred Thirty Five Thousand Dollars (US) ($135,000.00) with a maximum bonus opportunity for extraordinary performance as provided by the Bonus Plan.

(c)                                  Long Term Incentives. You will participate in the PRA Holdings, Inc. Equity Incentive Award Plan (“Incentive Award Plan”), as approved by the Board on December 17, 2007, according to the terms set forth in Exhibit B.

(d)                                 Review. The Compensation Committee of the Board will review the Company’s compensation matters on a regular basis, and will (on at least an annual basis) set all annual bonus targets, salaries and benefits in which you will be eligible to participate.

5.                                      Benefits. You will be eligible to participate in the Company’s standard benefits programs, which presently include health, life and disability insurance. You will be entitled to paid time off in accordance with the Company’s policies in effect for executive staff during the Employment Period (currently 20 days of paid time off (“PTO”) per calendar year). You will also be covered by the Company’s holiday policy and by any pension or retirement plan, disability benefit plan or any other benefit plan or arrangement of the Company which the Compensation Committee of the Board determines is applicable to you.

6.                                      Expense Reimbursement. Subject to the Company’s expense reimbursement policy then in effect, the Company will reimburse you for reasonable, documented expenses incurred by you during the Employment Period in connection with the Company’s business and the performance of your duties.

7.                                      Termination. This Agreement may be terminated under the following circumstances, having the consequences described in Sections 7 and 8:

(a)                                 Death of Employee. This Agreement will terminate immediately upon your death and your estate, heirs or legal representatives will be entitled to Termination Payments as provided for in Section 7(g).

(b)                                 Termination for Disability. The Company may terminate your employment at any time on account of your Disability. For purposes of this Agreement, “Disability” means either (i) a determination by the Company, upon the advice of a qualified and impartial physician, at the Company’s expense, that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 180 days or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 180 days, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees. The Company will give you (or your guardian, as applicable) thirty (30) days’ written notice of termination of the Employment Period under this Section 7(b). Should your employment be terminated pursuant to this Section 7(b), you will be entitled to Termination Payments as provided for in Section 7(g).

(c)                                  Termination for Cause. The Company may terminate your employment at any time for Cause. For purposes of this Agreement, “Cause” includes, but is not limited to: (i) a material breach of this Agreement by you (where you fail to cure the breach within five (5) business days after being notified in writing of the breach); (ii) your failure (except where due to a physical or mental incapacity) to substantially perform your material assigned duties as reasonably determined by the Company; (iii) your engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (iv) the conviction of or plea of guilty or nolo contendre by you to a felony or any crime involving moral turpitude; (v) your gross misconduct, dishonesty, or fraud; or (vi) your willful refusal to perform specific directives of the CEO, or the CEO’s designee, which are consistent with the scope, ethics and nature of your duties and responsibilities. Notwithstanding the foregoing, no action taken by you in a reasonable, good faith belief that it was in the best interest of the Company shall be treated as a basis for termination of your employment for Cause under clause (i) above, and no failure of you or the Company to achieve performance goals, alone, shall be treated as a basis for termination of your employment for Cause under clauses (ii) and (vi) above. Termination by the Company for Cause will not limit the Company’s other rights and remedies for any breach or wrongful act leading to or preceding the termination. In the event of termination by the Company for Cause, you will receive any accrued but unpaid base salary compensation (and accrued PTO, as applicable) due you as of the Termination Date (as defined in Section 7(g)(i) below).

(d)                                 Termination without Cause. The Company may terminate this Agreement for reasons other than death, disability, or Cause upon thirty (30) days’ written notice. If your employment is terminated pursuant to this Section 7(d), you will be entitled to Termination Payments as provided for in Section 7(g).

(e)                                  Termination by the You without Good Reason. You may terminate this Agreement upon sixty (60) days’ written notice, in the event of termination by Employee without Good Reason (as defined below), the Company may immediately relieve you of all duties and immediately terminate this Agreement, provided that the Company will pay you any accrued but unpaid base salary compensation (and accrued PTO, as applicable) due you as of the Termination Date.

(f)                                   Termination by You for Good Reason. You may terminate this Agreement at any time for Good Reason. For purposes of this Agreement, “Good Reason” means (i) any material breach of this Agreement by the Company, or (ii) the appointment of any other person, without your written consent, to perform any substantial part of your duties, including your failure to have substantially the same duties and responsibilities with an acquiring entity after any Change of Control. You may not terminate this Agreement for Good Reason unless: (i) you provide written notice to the Company within ninety (90) days after the initial occurrence of the event or condition which constitutes Good Reason, and (ii) the Company has not cured the existence of such event or condition within thirty (30) days of the receipt of your written notice. Termination by you under this Section 7(f) does not limit your other rights and remedies for the breach giving rise to the termination.

(g)                                  Termination Payments.

A.                                    If your employment is terminated pursuant to Section 7(a) (Death), 7(b) (Disability), 7(d) (without Cause) or 7(f) (by you for Good Reason) (each of the circumstances in this Section 7(g) being known as a “Termination Event”), the Company will provide you (or, in the case of your death, your estate, heirs or legal representatives) the following (collectively, the “Termination Payments”):

(i)                                     accrued but unpaid base salary compensation (and accrued PTO, as applicable) due you as of the date on which the Employment Period ends (the “Termination Date”);

(ii)                                  subject to Section 24, your full base salary for a twelve (12) month period (the “Severance Payment”); and

(iii)                               health benefits provided after the Termination Date (“COBRA coverage”) pursuant to Section 4980B of the Code reimbursed by the Company for the first twelve (12) months of coverage following the Termination Date under the Company’s health benefit plan under which you are receiving coverage immediately prior to the Termination Date, provided you validly elect to receive COBRA Coverage. Subject to Section 24, below, the reimbursement for COBRA will be paid within thirty (30) days after you incur the expense.

B.                                    If a Termination Event (other than your death) occurs within twelve months after a Change in Control, then you will be entitled to Termination Payments as stated in Section 7(g)(A)(ii) and (iii) above, except that the period for which salary and benefits are provided in Sections 7(g)(A(ii) and (iii) shall be twenty-four (24) months, and all payments to be made pursuant to those sections shall be paid to you in a lump sum upon the Termination Event. For the purposes of this Section and this Agreement,

“Change in Control” means: (i) the sale of all or substantially all of the assets of PRA International; or (ii) the consummation of a merger or consolidation of PRA International with any other corporation other than (a) a merger or consolidation which would result in the voting securities of PRA International outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of PRA International, or any surviving entity, outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of PRA International (or similar transaction) in which no “person” (as defined below) acquires more than thirty percent (30%) of the combined voting power of PRA International’s then-outstanding securities; or (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (1) PRA International or (2) any corporation owned, directly or indirectly, by PRA International or the shareholders of PRA International in the same proportions as their ownership of stock in PRA International), becomes after the Effective Date the “beneficial owner” (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, of securities of PRA International representing thirty percent (30%) or more of the combined voting power of PRA International’s then outstanding securities.

C.                                    If you are entitled to Termination Payments under Section 7(g)(B), in consideration of the Company’s obligation to make those payments, Section 10(a) (Non-Competition and Non-Solicitation) will not apply and, instead, the following provision shall apply:

For a period of twenty-four (24) months after your employment with the Company ceases, (the “Change in Control Non-Competition Period”), you will not whether as an owner, manager, officer, director, consultant or otherwise, be engaged or employed by a Competing CRO to perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that you performed for the Company at any time during the twenty-four (24) months prior to the Termination Date.

Ownership by you of not more than one percent (1%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.

For the purposes of this Section 7(g)(C), “Competing CRO” means any of the following entities and their affiliates and successors to the extent that and for so long as those entities, affiliates, and successors directly compete with the Company: Charles River Laboratories International, Inc., Covance Inc., ICON plc, INC Research, Inc., Kendle International Inc., MDS Pharma Services, Omnicare, Inc., PAREXEL International Corporation, Pharmaceutical Product Development, Inc., PharmaNet Development Group, Inc., Quintiles Transnational Corp., United BioSource Corporation, and United Healthcare Corporation

8.                                      Survival of Sections of this Agreement. Regardless of the reason for termination of this Agreement or your employment, and notwithstanding anything in this Agreement to the contrary, your obligations under Sections 7, 9, 10, 11 and 12 of this Agreement will survive termination of this Agreement in all events.

9.                                      Confidential Information and Certain Property Matters.

(a)                                 You recognize that information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of the Company and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations, financial and statistical data, personnel data and customers in and related to the markets and industries in which the Company operates (“Confidential Information”), are valuable, secret, confidential and proprietary. You may not, at any time (whether during or after the Employment Period), make public, disclose, divulge, furnish, release, transfer, sell or otherwise make available to any person any of the Confidential Information, or otherwise use or disclose it or allow it to be used or disclosed for any purpose, other than as may be permitted under this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information without violating this Section 9(a) if (i) disclosure is required to comply with a valid court order or any administrative law order or decree; (ii) you gives the Company advance written notice of the required disclosure so that the Company may, if it wishes, seek an appropriate protective order; and (iii) you request that any disclosed information be afforded confidential treatment to the greatest extent possible.

(b)                                 You agree to fully disclose to the Company all Inventions made or conceived by you during the Employment Period that would be deemed applicable, useful or otherwise beneficial to the current business of the Company. “Inventions” include, but are not limited to, customer list compilations, machinery, apparatus, products, processes, results of research and development (including without limitation results that constitute trade secrets, ideas and writings), computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and any other discoveries, concepts and ideas, whether patentable or not (including without limitation processes, methods, formulas, and techniques, as well as improvements of such items or related know-how, concerning any present or prospective business activities of the Company). All Inventions shall be the absolute property of the Company or its designees, and you acknowledge that you will have no interest whatsoever in such Inventions. At the request of the Company and without additional compensation, you will (i) make application in due form for United States letters patent and foreign letters patent on such Inventions, and will assign to the Company all your right, title and interest in such Inventions; (ii) execute any instruments and do any acts necessary or desirable in connection with any such application for letters patent or in order to establish and perfect in the Company the entire right, title and interest in such Inventions, patent applications or patents; and (iii) execute any instruments necessary or desirable in connection with any continuations, renewals or reissues thereof or in the conduct of any related proceedings or litigation. Except as authorized by the Company in writing, you may not disclose, directly or indirectly, to any person other than the Company, any information relating to any Invention or any related patent application.

(c)                                  The work performed by you pursuant to your employment by the Company will be specifically ordered or commissioned by the Company, and that such work will be considered a “work for hire” as defined in the Copyright Revision Act of 1976 (the “Act”), granting the Company full ownership to the work and all rights comprised therein. You waive in favor of the Company any moral rights in the work contemplated by this Section 9(c) that you now have or in the future may have. Should any work not fall within the definition of a “work for hire” as set forth in the Act, you hereby transfer and assign to the Company full ownership of the copyright to the work and all rights comprised therein. You agree to sign all applications for registration of such copyright as requested by the Company, and to sign all other writings and instruments and perform all other acts necessary or desirable to carry out the terms of this Agreement.

10.                               Non-Competition and Non-Solicitation

(a)                                 Except when you are entitled to Termination Payments under Section 7(g)(B) (in which case Section 7(g)(C) will apply), during the Employment Period and for a period of twelve (12) months after your employment with the Company ceases for whatever reason (the “Non-competition Period”), you may not, within the country where your office with the Company was located at the Termination Date, be engaged or employed by a Competing CRO, whether as owner, manager, officer, director, employee, consultant or otherwise, to perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that you performed for the Company at any time during the twenty-four (24) months prior to the Termination Date.

Ownership by you of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.

For the purposes of this Agreement, the term “Competing CRO” shall have the meaning stated in Section 7(g)(C).

(b)                                 You may not, during the Employment Period and for a period of twelve (12) months after your employment with the Company ceases, directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of the Company at the Termination Date, unless the business being solicited or accepted is not in competition with or substantially similar to the Company’s business. For the purposes of this Section 10 (b), “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom you have acquired material information based on employment with the Company and as to whom you have been informed that the Company provides or will provide services.

(c)                                  You may not, during the Employment Period and for a period of twelve (12) months after your employment with the Company ceases, (twenty-four (24) months in the event you are entitled to Termination Payments under Section 7(g)(B)), directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its affiliates for any reason whatsoever any person employed by the Company or any of its affiliates at the time of the act of solicitation or inducement.

(d)                                 During and after the Employment Period, you agree not to disparage the Company or any of its affiliates. During and after the Employment Period, the officers with whom you worked in any twenty-four (24) months prior to the Termination Date agree not to disparage your character.

(e)                                  You specifically acknowledge and agree that the provisions of this Section 10 (as well as Section 7(g)(C)) are reasonable and necessary to protect the legitimate interests of the Company and that you desire to agree to the provisions of this Section 10. In the event that any of the provisions of this Section 10 (or Section 7(g)(C)) should ever be held to exceed the time, scope or geographic limitations permitted by applicable law, it is the intention of the parties that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by law.

(f)                                   You acknowledge and agree that, owing to the special, unique and extraordinary nature of the matters covered by this Section 10 (as well as Section 7(g)(C), in the event of any breach or threatened breach by you of any of the provisions hereof, the Company would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and the Company would not have adequate remedy at law. Therefore, you agree that, in such event, the Company will be entitled to temporary and/or permanent injunctive relief against you, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Section 10 (or Section 7(g)(C)), and you hereby waive the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that the Company must prove actual damages, and that the Company has an adequate remedy at law. In addition, you shall pay to the Company and the Company shall be awarded the reasonable attorney’s fees and costs incurred by the Company due to your breach of your obligations in this Section 10 (or Section 7(g)(C)).

(g)                                  The rights and remedies described in this Section 10 (and Section 7(g)(C)) are cumulative and are in addition to and not in lieu of any other rights and remedies otherwise available under this Agreement, or at law or in equity, including but not limited to monetary damages.

(h)                                 Notwithstanding any other provision of this Agreement, in the event of any breach by you of any of the provisions of this Section 10 (or Section 7(g)(C)), all obligations and liabilities of the Company under this Agreement (including, but not limited to, Sections 6 and 7 hereof) shall immediately terminate and be extinguished. Further, in the event of any breach by you of any of the provisions of this Section 10 (or Section 7(g)(C)), the restrictive time periods set forth herein do not include any period of violation or period of time required for litigation to enforce this Agreement.

(i)                                     The Company shall have the right to disclose this Agreement or its contents to any of your future employers for the purpose of providing notice of the post-employment restrictions contained herein. The Company will provide you with written notice if and when the Company discloses the existence of this Agreement to any future employer.

11.                               Records. Upon termination of this Agreement for any reason, you must promptly deliver to the Company all property of the Company then in your possession or under your control, including but not limited to: (i) any and all correspondence, mailing lists, drawings, blueprints, manuals, letters, records, notes, notebooks, reports, flow-charts, programs, proposals, computer tapes, discs and diskettes; (ii) any documents concerning or relating to the Company’s business, clients, customers, investors or lenders, or concerning products, processes or technologies used by the Company; (iii) any documents or materials containing or constituting Confidential Information; (iv) any computer or other equipment issued by the Company.

12.                               Arbitration. Except with respect to any attempt to obtain preliminary injunctive relief to enforce the post-employment restrictive provisions of this Agreement (in which case any such matter may be brought initially in a court of competent jurisdiction for purposes of resolving any request for preliminary injunctive relief), all disputes between the Company and you hereunder, or otherwise arising out of your employment or termination of your employment, including but not limited to disputes arising under any state or federal employment discrimination law, shall be settled by arbitration pursuant to the then in effect rules for the resolution of employment disputes of the American Arbitration Association, in Washington, D.C. Arbitration shall be by a single arbitrator appointed by mutual agreement of the parties. The single arbitrator will have the authority to summarily dismiss any claim or claims brought in arbitration prior to a hearing on the merits. The award rendered by the arbitrator shall be conclusive and binding upon the parties. Each party must pay its own expenses of arbitration and share the expenses of the arbitrator equally.

13.                               Full Settlement; Mitigation, Costs after a Change in Control. You shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to you under any provision of this Agreement (including amounts for damages for breach), and such amounts shall not be reduced if you obtain other employment. In addition, following a Change in Control only, the Company’s obligation to make payments provided for in the Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which the Company may have against you or others. Notwithstanding any other provisions in this Agreement to the contrary, in the event that, following a Change in Control, any successor in interest to the Company unsuccessfully contests and/or challenges any of the Company’s rights under this Agreement, then the successor in interest to Company shall pay your reasonable attorney’s fees and costs incurred in such contest or challenge.

14.                               Entire Agreement. This Agreement (together with Exhibits A and B) supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between the Company and you with regard to the subject matter hereof. You acknowledge and agree that you are not entitled to any salary, bonus, benefits, severance, deferred compensation or similar payments from the Company or any of its affiliates except as expressly set forth herein. This instrument contains the entire agreement between the Company and you regarding your employment by the Company, and any representation, promise or condition in connection therewith not in writing will not be binding upon either party. No amendment, alteration, or modification of this Agreement shall be valid unless in each instance such amendment, alteration, or modification is expressed in a written instrument duly executed in the name of the party or parties making such amendment, alteration, or modification.

15.                               Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, the provision may be changed, consistent with the intent of the parties, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if the provision cannot be changed consistent with the intent of the parties to make it fully legal, valid, binding and enforceable, then the provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

16.                               Governing Law. This Agreement is to be governed by and interpreted under the laws of the State of Delaware, without regard to the conflicts of laws provisions or rules of the state’s law.

17.                               Headings; Form of Words. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither the headings nor the placement of any term under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires. The term “person” as used herein refers to a natural person, a corporation, a limited liability company, a partnership, a joint venture, or other entity or association, as the context requires.

18.                               Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement (“Notices”) shall be in writing and (a) personally delivered; (b) deposited in the United States mail, registered or certified mail, return receipt requested, with postage prepaid; or (c) sent by Federal Express or other internationally recognized overnight delivery service (for next business day delivery), shipping prepaid, as follows:

If to the Company, to:

Pharmaceutical Research Associates, Inc.

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

Attn: Chief Executive Officer

If to you, to your then current home address on file with the Company;

or such other persons or address as any party may request by notice given as provided herein. Notices shall be deemed given and received at the time of personal delivery or, if sent by U.S. mail, five (5) business days after the date mailed in the manner set forth in this Section 17, or, if sent by Federal Express or other nationally recognized overnight delivery service, one business day after such sending.

19.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.                               Successors and Assigns. This Agreement shall be binding upon and inure to your benefit and the benefit of your heirs and legal representatives and the Company and its successors and assigns. Your rights and obligations under this Agreement are personal to you and shall not be assignable or transferable by you (except that your rights may be transferred upon your death by will, trust, or the laws of intestacy). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or

Otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, the term “the Company” shall include any successor to the Company’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

21.                               Cooperation. Each party to this Agreement agrees to cooperate with the other party to carry out the purpose and intent of this Agreement, including without limitation the execution and delivery to the appropriate party of all such further documents as may reasonably be required in order to carry out the terms of this Agreement.

22.                               Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

23.                               Indemnification. The Company will indemnify you to the fullest extent permitted by the applicable state law and consistent with the Company’s Articles of Incorporation for all actions taken in good faith within the scope, and in the course, of your employment under this Agreement during the Employment Period for the life of any claim.

24.                               Release. All payments and benefits provided under Sections 7(g)(A) (except Section 7(g)(A)(i)) and 7(g)(B)) hereof shall be conditioned upon you (or if applicable, the your estate, heirs or legal representatives) executing and honoring a release of claims in favor of the Company in the Company’s standard form. The Company agrees to provide you (or if applicable, your estate, heirs or legal representatives) with such standard form of release no later than 21 days (or such longer period as may be required under applicable law) prior to the date you become entitled to any payments under Section 7(g)(A) and 7(g)(B). If the release is not executed and returned by you (or if applicable, the your estate, heirs or legal representatives) and is valid and irrevocable prior to the date a payment would be due under Section 7(g)(A) or Section 7(g)(B), then such payment will be forfeited.

25.                               Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so as to avoid adverse tax consequences, and this Agreement shall be construed and applied in a manner consistent with this intent. To the extent the Company determines necessary to avoid adverse tax consequences under Section 409A of the Code, payments, reimbursements and in-kind benefits hereunder may be modified, limited, or delayed for six months or longer following termination of your employment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Employer:	PHARMACEUTICAL RESEARCH ASSOCIATES, INC.

	By:	/s/ Colin Shannon
Colin Shannon
President and Chief Operating Officer

Employee:	/s/ David W. Dockhorn
David W. Dockhorn

EXHIBIT A

Positions and Boards of Directors on which Employee Serves as of the Date of this Agreement:

None.

Exhibit B

Non-Qualified Stock Option Agreement dated December 21, 2007 between PRA Holdings, Inc. and EMPLOYEE:

Executed Version to be attached hereto Non-Qualified Stock Option Agreement - Dockhorn.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), is made and entered into as of December 21, 2007 between PRA HOLDINGS, INC., a Delaware corporation (the “Company”), and David Dockhorn (“Optionee”).

THE PARTIES AGREE AS FOLLOWS:

Article I.           Grant Of Option; Effective Date; Vesting Base Date.

Section 1.01                  Grant. The Company hereby grants to Optionee pursuant to the Company’s Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement as Exhibit A, a non-qualified stock option (the “NQO”) to purchase all or any part of an aggregate of Two Hundred Fifty Thousand (250,000) shares (the “NQO Shares”) of the Company’s Common Stock (“Common Stock”) on the terms and conditions set forth herein and in the Plan, the terms and conditions of the Plan being hereby incorporated into this Agreement by reference. Defined terms used herein, but whose definition is not set forth herein shall have the meaning and definition applicable thereto as set forth in the Plan.

Section 1.02                  Effective Date. The effective date of this NQO is December 21, 2007, the date on which such NQO was granted by the Company (the “Effective Date”).

Section 1.03                  Exercise Price. The exercise price for purchase of the shares of Common Stock covered by this NQO shall be $10.00 per share.

Section 1.04                  Term. This NQO shall expire on the date 10 years after the Effective Date.

Section 1.05                  Adjustment of NQO. The Company shall adjust the number and kind of shares and the exercise price thereof in certain circumstances in accordance with the provisions of the Plan.

Article II.                                             Exercise of Options.

Section 2.01                  Vesting; Time of Exercise. This NQO shall vest and become exercisable as follows:

(a)                         25% of the NQO Shares subject to this NQO shall vest on each anniversary of the Effective Date; provided the Optionee has not incurred a Termination before such date.

(b)                         Notwithstanding the foregoing this NQO shall vest in full upon a Change in Control.

Section 2.02                  Exercise After Termination. If Optionee incurs a Termination by the Company other than for Cause or on account of death or Disability, to the extent the NQO has not then expired or been exercised and is exercisable under Section 2.01, this NQO shall remain exercisable until the earlier of (i) 30 days following such Termination or (ii) the expiration of the Term of the NQO, and thereafter if the NQO is not exercised it shall expire and terminate. In the event of Optionee’s death or Disability, to the extent the NQO has not then expired or been exercised and is exercisable under Section 2.01, this NQO shall remain exercisable until the earlier of (i) eighteen (18) months following Optionee’s death or

NON-QUALIFIED STOCK OPTION AGREEMENT (US)

Disability or (ii) the expiration of the Term of the NQO, and thereafter if the NQO is not exercised it shall expire and terminate. Upon a Termination, any portion of the NQO which is not vested shall be forfeited and shall automatically expire on the date of such Termination. Upon a Termination by the Company for Cause, any portion of the NQO which has not been exercised, whether or not vested, shall immediately and automatically terminate and expire and shall no longer be exercisable. A transfer of Optionee among the Company, and its Affiliates, Optionee’s continuation as a member of the Board following Termination or a leave of absence duly authorized by the Company, shall not be deemed a Termination.

Section 2.03                  Manner of Exercise. To the extent vested, Optionee may exercise this NQO, or any portion of this NQO, by giving written notice in such form and at such time as established by the Administrator, payment of the exercise price and payment of any applicable withholding or employment taxes. The date the Company receives the required written notice of an exercise hereunder accompanied by payment will be considered as the date this NQO was exercised. Promptly after receipt of the applicable exercise price, the required income and employment tax withholding, if any and any other documents required to be executed by the Administrator, the Company shall, issue to the Optionee or other person entitled to exercise the NQO, the requisite number of NQO Shares acquired upon exercise of the Option, which such shares may be evidenced in book form or by a certificate in the discretion of the Administrator. The Optionee or transferee of the Optionee shall not have any privileges as a shareholder with respect to any NQO Shares covered by the NQO until the date of the valid exercise of all or a part of the NQO.

Section 2.04                  Nonassignability of NQO. This NQO is not assignable or transferable by Optionee except by will or by the laws of descent and distribution; provided, however, Optionee may transfer this NQO to Immediate Family in accordance with the terms of the Plan. Except to the extent transferred to Immediate Family, during the life of Optionee, the NQO is exercisable only by the Optionee. Any attempt to otherwise assign, pledge, transfer, hypothecate or dispose of this NQO in a manner not herein permitted, and any levy of execution, attachment, or similar process on this NQO, shall be null and void.

Section 2.05                  Forfeiture for Competition.

(a)                   Optionee acknowledges and agrees that, in the course of Optionee’s employment by the Company or any its subsidiaries, Optionee has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and its subsidiaries and has had access to and will continue to have access to confidential and proprietary information and trade secrets (collectively “Confidential Information”) of the Company and its subsidiaries. Therefore, in acknowledgment of the Company’s interest in protecting its customer relationships and good will and that of its subsidiaries, to reasonably protect the Company’s and its subsidiaries’ Confidential Information, and in consideration for the grant of the NQO reflected herein, the Optionee agrees that during the term of Optionee’s employment by the Company or any subsidiary and for a period of twelve (12) months from the date of termination of Optionee’s employment for any reason (the “Noncompetition Period”), Optionee will not, directly or indirectly, so as to compete with the Company or any subsidiary, whether as owner, manager, officer, director, employee, independent

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contractor, consultant or otherwise, without the express written consent of the Company or any subsidiary own or have any interest in, or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business that competes with any business engaged in by the Company or any of its subsidiaries (the “Prohibited Services”), unless Optionee accepts employment with a competing business in a job position which does not require Optionee to engage in job duties associated with competing with the Company.

(b)                   For the purposes of this Agreement, the term “Customer Services” means (i) any product or service provided by the Company or its subsidiaries to a third party, including, but not limited to, on a contract or outsourced basis, assisting pharmaceutical, biotechnology or other companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes. “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom Optionee has acquired information based on Optionee’s employment with the Company or its subsidiaries and which is a client, customer or account, or a prospective client, customer or account of the Company. Optionee agrees not to solicit Customer Services from any Customer during the Noncompetition Period whether directly or indirectly, on behalf of Optionee or on behalf of any other person or entity.

(c)                    Optionee agrees during the Noncompetition Period not to directly or indirectly solicit or in any manner influence or encourage any person who is in the employ of the Company or any of its subsidiaries, who is considering an offer of employment by the Company or any of its subsidiaries, or who is providing services to the Company or any of its subsidiaries, whether as an employee, consultant, independent contractor or otherwise, to leave or reject such employment or service for any other opportunity.

(d)                   In the event that Optionee violates the terms of Sections 2.05(a), (b) or (c), above, then in addition to any other remedies available to Company, Optionee shall immediately forfeit all rights that may have been granted to Optionee or to which Optionee may be entitled under the NQO. In addition, to the extent that Optionee exercises any of the NQO during the Noncompetition Period and provides Prohibited Services, solicits Customer Services from a Customer or violates the terms of Section 2.05(c), then such exercise shall be rescinded and all such shares of common stock of Company purchased by Optionee pursuant to the exercise of such NQO during the Noncompetition Period may, for a twelve (12) month period starting on the date the Company becomes aware that Optionee has performed Prohibited Services, solicited Customer Services from a Customer or violated the terms of Section 2.05(c), but in no event later than thirty six (36) months from the termination of Optionee’s employment, be repurchased by Company, in its sole discretion, at the price paid by Optionee for such shares of common stock. To the extent that Optionee has sold or otherwise disposed of any shares acquired upon exercise of the NQO,

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then Optionee shall pay back to Company any and all net proceeds (defined as the sale price less the exercise price paid by Optionee to acquire such shares) received by Optionee as a result of such sale or other disposition. Optionee shall also return all dividends or other distributions, if any, paid on such shares.

(e)                               Company acknowledges and agrees that ownership by Optionee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in Section 2.05(a).

Article III.                                        Restrictions on NQO Shares.

Section 3.01                  Stockholder’s Agreement. Optionee hereby agrees that the NQO Shares shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of the NQO Shares, the right of the Company to repurchase NQO Shares, and a right of first refusal in favor of the Company with respect to permitted transfers of NQO Shares. Such terms and conditions may, in the Administrator’s sole discretion, be contained in a stockholder’s agreement or in such other agreement as the Administrator shall determine and which the Optionee hereby agrees to enter into at the request of the Company, including but not limited to that certain Management Stockholders Agreement dated as of December 13, 2007 by and among the Company, Genstar Capital Partners V, L.P., Stargen V, L.P., Genstar Capital Partners IV, L.P., Stargen IV, L.P., Optionee and certain other parties thereto, as such agreement is amended from time to time (the “Management Stockholders Agreement”).

Section 3.02                  Legality of Issuance. The Company shall not be obligated to sell or issue any NQO Shares pursuant to this Agreement if such sale or issuance, in the opinion of the Company and the Company’s counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Exchange Act or the Securities Act of 1933 as amended (the “Securities Act”).

Section 3.03                  Registration or Qualification of Securities. The Company may, but shall not be required to, register or qualify the sale of any NQO Shares under the, Securities Act, or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the grant or exercise of this NQO or the issuance or sale of any NQO Shares pursuant thereto to comply with any law.

Section 3.04                  Restriction on Transfer. Regardless whether the sale of the NQO Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of NQO Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the Exchange Act, the securities laws of any state or any other law.

Section 3.05                  Stock Certificate Restrictive Legends. Stock certificates evidencing NQO Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or

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advisable under applicable law or pursuant to this Agreement, including, without limitation, the legend set forth in the Management Stockholders Agreement.

Article IV,                                         Rights to Repurchase Options.

Section 4.01                  During the period beginning on the date of Optionee’s Termination for any reason (the “Termination Date”) and ending on the date nine (9) months following the Termination Date, the Company shall have the option to repurchase the NQO held by Optionee and/or his or her permitted transferees, if any, (collectively, the “Call Right”). Subject to Section 4.04, the Call Right may not be exercised more than once with respect to this NQO. The Call Right shall be exercised by written notice (the “Call Notice”) to such Optionee given on or prior to the last day on which the Call Right may be exercised by the Company.

Section 4.02                  The purchase price payable by the Company for the NQO upon exercise of the Call Right (the “Purchase Price”) shall, in the event of Optionee’s Termination for any reason other than a Termination by the Company or any of its subsidiaries, as applicable, for Cause, be the Fair Market Value of the Common Stock underlying the NQO subject to the Call Right on the date of the Call Notice, less the applicable exercise price and any applicable withholding taxes.

Section 4.03                  The repurchase of the NQO pursuant to the exercise of the Call Right shall take place on a date specified by the Company, but in no event later than sixty (60) days following the date of the exercise of such Call Right or, if later, within ten (10) days following the receipt by the Company of all necessary governmental approvals. On such date, Optionee shall deliver to the Company a fully executed option cancellation agreement of acknowledgement in a form reasonably acceptable to the Company, and the Company shall pay to Optionee the Purchase Price in cash or by bank or cashier’s check.

Section 4.04                  Notwithstanding any other provision of this Article IV to the contrary and subject to Section 4.05, if there exists and is continuing a default or an event of default on the part of the Company or any affiliate of the Company under any bona fide loan, guarantee or other agreement with an independent third party under which The Company or any affiliate has borrowed money which prohibits the Company from purchasing the NQO as described above, or if the repurchase referred to in this Article IV would result in a default or an event of default on the part of the Company or any affiliate under any such agreement or if a repurchase would not be permitted under Section 170 of the Delaware General Corporation Law (the “DGCL”) or would otherwise violate the DGCL (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall delay the repurchase of the NQO (pursuant to a Call Notice timely given in accordance with this Article IV) from the applicable Optionee until the first business day which is ten (10) calendar days after all of the foregoing Events have ceased to exist. Notwithstanding the foregoing, if an Event exists and is continuing for ninety (90) days, Optionee shall be permitted by written notice to cause the Company to rescind any Call Notice but the Company shall have another thirty (30) days from the date the Event ceases to exist to give another Call Notice on the terms applicable to the first Call Notice.

Section 4.05                  Notwithstanding anything to the contrary contained in Article IV, if at any time the consummation of any purchase or payment to be made by the Company pursuant to this Agreement would result in an Event, then the Company shall make purchases from, and payments to, Optionees pro

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rata (on the basis of the proportion of the number of NQOs each such Optionee have elected or are required to sell to the Company) for the maximum number of NQOs permitted without resulting in an Event (the “Maximum Repurchase Amount”). The provisions of Article IV shall apply in their entirety to payments and repurchases with respect to NQOs which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 4.05.

Section 4.06                  For purposes of this Article IV, “Cause” shall have the meaning set forth in any employment agreement between Optionee and the Company or one of its subsidiaries, provided, that in the absence of an employment agreement containing such a definition, Cause shall mean: (i) Optionee’s failure to competently perform his material assigned duties as reasonably determined by the Company; (ii) Optionee engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company or its Affiliates; (iii) the conviction of or plea of guilty or nolo contendere by Optionee to a felony or any crime involving moral turpitude; (iv) Optionee’s gross misconduct, dishonesty, or fraud; or (v) Optionee’s willful refusal to perform specific directives of the Board, or its authorized designee, which are consistent with the scope, ethics, and nature of Optionee’s duties and responsibilities.

Article V.                                              Miscellaneous

Section 5.01                  Taxes. Optionee acknowledges and agrees that Optionee will be responsible for any taxes arising from exercise of this Option and that the Company may withhold the amount of such taxes or require the remittance of such taxes to the Company.

Section 5.02                  Representations, Warranties, Covenants and Acknowledgments of Optionee Upon Exercise of NOP. Optionee hereby agrees that in the event that the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of NQO Shares may be conditioned upon certain representations, warranties and acknowledgments by the person exercising the NQO (the “Purchaser”), including, without limitation, those set forth in Sections 5.02 (a) through (h) hereof:

(a)                         Investment. Purchaser is acquiring the NQO Shares for Purchaser’s own account and not for the account of any other person. Purchaser is acquiring the NQO Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(b)                         Business Experience. Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company evidenced by purchase of the NQO Shares.

(c)                          Relation to Company. Purchaser is presently an officer, director or employee of, or a consultant to, the Company and in such capacity has become personally familiar with the business, affairs, financial condition and results of operations of the Company.

(d)                         Access to Information. Purchaser has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transaction contemplated hereby and with respect to the business, affairs, financial condition and results of

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operations of the Company. Purchaser has had access to such financial and other information as is necessary in order for Purchaser to make a fully-informed decision as to investment in the Company by way of purchase of the NQO Shares and has had the opportunity to obtain any additional information necessary to verify any of such information to which Purchaser has had access.

(e)                                  Speculative Investment. Purchaser’s investment in the Company represented by the Exercised Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within Purchaser’s risk capital means and is not so great in relation to Purchaser’s total financial resources as would jeopardize the personal financial needs of Purchaser or Purchaser’s family in the event such investment were lost in whole or in part.

(f)                                   Registration. Purchaser must bear the economic risk of investment for an indefinite period of time because the sale to Purchaser of the Exercised Shares has not been registered under the Act and the NQO Shares cannot be transferred by Purchaser unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the NQO Shares under the Securities Act. The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Securities Act, including without limitation any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144, will be available; if the exemption under Rule 144 is available at all, it may not be available until at least two years after payment of cash for the NQO Shares and not then unless: (i) a public trading market then exists in the Company’s common stock; (ii) adequate information as to the Company’s financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

(g)                                  Public Trading. None of the Company’s securities is presently publicly traded, and the company has made no representation, covenant or agreement as to whether there will be a public market for any of its securities.

(h)                                 Tax Advice. The Company has made no warranties or representations to Purchaser with respect to the income tax consequences of the transactions contemplated by the option agreement pursuant to which the NQO Shares will be purchased, and Purchaser is in no manner relying on the Company or the company’s representatives for an assessment of such tax consequences.

Section 5.03                  Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives and successors of the parties hereto; provided, however, that Optionee may not assign any of Optionee’s rights under this Agreement.

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Section 5.04                  Damages. Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of shares which is not in conformity with the provisions of this Agreement.

Section 5.05                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 5.06                  Notices. All notices and other communications under this Agreement shall be in writing. Unless and until the Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company at its corporate headquarters. Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for the Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PRA HOLDINGS, INC.

By:	/s/ [ILLEGIBLE]

Title:	CEO

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The Optionee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Optionee

/s/ David Dockhorn
David Dockhorn

Dated:	3/3/08

EXHIBITS

Exhibit A                                             Equity Incentive Plan